Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-191185 on Form N-1A of our report dated May 29, 2014, relating to the financial statements and financial highlights of Gottex Endowment Strategy Fund, appearing in the Annual Report on Form N-CSR of Gottex Endowment Strategy Fund for the period December 27, 2013 (commencement of operations) to March 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 29, 2014